Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 27th day of September, 2011 (the “Execution Date”), by and between BMR-3450 MONTE VILLA PARKWAY LLC, a Delaware limited liability company (“Landlord,” as successor-in-interest to Phase 3 Science Center LLC (“Original Landlord”)), and MARINA BIOTECH, INC., a Delaware corporation (“Tenant,” f.k.a. MDRNA, Inc., as successor-in-interest to Nastech Pharmaceutical Company Inc. (“Original Tenant”)).

RECITALS

A. WHEREAS, Original Landlord and Original Tenant entered into that certain Lease dated as of April 23, 2002 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of July 1, 2003, that certain Second Amendment to Lease dated as of January 29, 2004, that certain Third Amendment to Lease dated as of March 5, 2009, that certain Fourth Amendment to Lease dated as of July 27, 2009, and that certain Fifth Amendment to Lease dated as of December 16, 2010 (collectively, the “Lease”), whereby Tenant leases certain premises from Landlord at 3450 Monte Villa Parkway in Bothell, Washington; and

B. WHEREAS, Tenant and Landlord desire to terminate the Lease on the terms set forth below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Agreement, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2. Termination. Tenant shall surrender and fully vacate the Premises within thirty (30) days after the Execution Date in the condition required by the Lease. As conditions precedent to the termination of the Lease, Tenant shall timely vacate and surrender the Premises and complete all the obligations under the Lease for such surrender, including (without limitation) decommissioning the Premises and, notwithstanding the termination of the Lease, performing Tenant’s obligations pursuant to Section 39.10 of the Original Lease; provided that, if the Exit Report identifies any deficiencies, Tenant shall have until the date that is ninety (90) days after the Execution Date to correct such deficiencies in accordance with such Section; and provided, further, that, should correction of any identified deficiencies require additional time, Tenant shall provide, within forty (40) days after the Execution Date, a work plan to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, and the period for correction of such deficiencies shall be extended as agreed upon in writing by Landlord and Tenant (provided that, if the parties cannot agree on the length of such extension, either Landlord or Tenant may submit such dispute to Environmental Resources Management (“ERM”) for resolution, and the decision of ERM as to the length of such extension shall be binding upon the parties). Provided the foregoing conditions are satisfied, the Lease shall be fully and finally terminated and shall no longer be of any force or effect, except for those provisions (the “Surviving Terms”) that, by their express terms, survive the expiration or earlier termination thereof.

3. Termination Consideration. Tenant acknowledges that Landlord may incur certain costs in association with the termination of the Lease, including (without limitation) the loss of rental income for the remainder of the Term and costs in procuring a new tenant and preparing the Premises for the same, the exact amount of which costs shall be extremely difficult and impracticable to ascertain. Therefore, in consideration for Landlord agreeing to terminate the Lease prior to its natural expiration, Tenant shall, upon execution of this Agreement, issue to (a) BioMed Realty, L.P. (“BioMed”), or its assignee six million six hundred eighty-six thousand three hundred seventy-three (6,686,373) shares and (b) BioMed Realty Holdings, Inc. (“Holdings”), or its assignee one million one hundred thirteen thousand six hundred twenty-seven (1,113,627) shares of certificated stock in Tenant, and in connection therewith (y) BioMed (or BioMed’s assignee) and (z) Holdings (or Holdings’ assignee), as applicable, have executed with and delivered to Tenant Stock Purchase Agreements in the forms attached hereto as Exhibit A and B, respectively, providing for the issuance of such shares, which shares shall be deemed fully earned upon the execution and delivery of this Agreement and such Stock Purchase Agreements, and shall not be subject to rebate.

4. Operating Expenses. Attached as Exhibit C hereto is the final Operating Expense reconciliation with respect to the Lease. Except as set forth thereon, no further amounts shall be due from Tenant and no further credits shall be due by Landlord.

5. Release of Liability. Conditioned on the performance by the parties of the provisions of this Agreement, each of Landlord and Tenant fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits it may have under the Lease arising from and after the Execution Date, except for the Surviving Terms.

6. Quitclaim. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Premises and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

7. Preference. In the event that any court of competent jurisdiction enters a final order, judgment or other finding that any payment under this Agreement or a Stock Purchase Agreement constitutes a voidable or preferential payment or an improper or disproportionate payment or is otherwise in violation of law or subject to a claim of preference (a “Finding”), then Landlord may, in its sole and absolute discretion, in addition to any other remedy provided by the Lease, at law or in equity, declare this Agreement to be null and void and Landlord’s claims revived as if this Agreement had not been entered into.

8. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation or obtaining of this Agreement and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

9. Representation of Parties. Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises. Further, neither Landlord nor any of its affiliates has entered into any discussions that would reasonably be expected to result in the leasing of the Premises to a third party within sixty (60) days following the Execution Date.

10. Third Party Beneficiary. Each of BioMed and Holdings is a third party beneficiary of Section 3 of this Agreement, and shall have the right to enforce its terms against Tenant.

11. Miscellaneous. The covenants, agreements, terms, provisions and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Agreement and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. This Agreement shall become effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

12. Counterparts. This Agreement may be executed in one or more counterparts that, when taken together, shall constitute one original.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Agreement.

LANDLORD:

BMR-3450 MONTE VILLA PARKWAY LLC, a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

MARINA BIOTECH, INC., a Delaware corporation

By:	/s/ Phil Ranker
Name:	Philip C. Ranker
Title:	CAO Marina Biotech

Acknowledged and Agreed:

BIOMED REALTY HOLDINGS, INC., a Maryland corporation

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

BIOMED REALTY, L.P., a Maryland limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel